UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2007

Ohio Casualty Corporation

(Exact name of registrant as specified in its charter)

Ohio	0-05544	31-0783294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9450 Seward Road, Fairfield, Ohio	45014
(Address of principal executive offices)	(Zip Code)

(513) 603-2400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 8, 2007, the shareholders of Ohio Casualty Corporation (the “Company”) approved the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Liberty Mutual Insurance Company (“Parent”) and Waterfall Merger Corp, a wholly owned direct subsidiary of Parent (“Merger Sub”), dated May 6, 2007, which provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). On August 24, 2007, the Merger was completed. As a result of the Merger, the Company has been acquired by Parent.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 10.1 to a Form 8-K filed by the Company on May 7, 2007, and which is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, the Company notified The Nasdaq Stock Market, Inc. (“NASDAQ”) on August 24, 2007 that each share of the Company’s common stock had been converted into the right to receive $44.00 in cash, without interest, and requested that NASDAQ file with the Securities and Exchange Commission an application on Form 25 to report that shares of the Company’s common stock are no longer listed on NASDAQ.

Item 3.03	Material Modification to Rights of Security Holders.

On August 24, 2007, as a result of the Merger, each share of the Company’s common stock (other than shares owned by the Company, Parent, Merger Sub or any of Parent’s or Company’s wholly owned subsidiaries) was converted into the right to receive $44.00 in cash, without interest.

Item 5.01	Changes in Control of Registrant.

On August 24, 2007, pursuant to the terms of the Merger Agreement, Parent completed the acquisition of the Company through the Merger. As a result of the Merger, Parent is the sole shareholder of the Company. The aggregate cash paid for all of the outstanding shares of the Company’s common stock, as well as the cash paid to holders of outstanding stock options, stock appreciation rights, restricted shares, director units and performance based awards, was approximately $2.78 billion. The payment was funded by available cash and borrowings under a short term revolving credit facility. Pursuant to the Merger Agreement, the directors of Merger Sub immediately prior to the completion of the Merger became the directors of the Company. The officers of the Company will continue as the officers of the Company following completion of the Merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

2 of 4

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2007, following completion of the Merger, each of Stanley N. Pontius, Dan R. Carmichael, Terrence J. Baehr, Jack E. Brown, Catherine E. Dolan, Philip G. Heasley, Robert A. Oakley, Jan H. Suwinski, Ronald W. Tysoe, and Michael L. Wright, all of the Company’s then acting directors, resigned from the Board of Directors of the Company, and James F. Dore, Gary R. Gregg, Dennis J. Langwell and Christopher C. Mansfield, the directors of Merger Sub immediately prior to the completion of the Merger, became the directors of the Company. The officers of the Company will continue as the officers of the Company following completion of the Merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

3 of 4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHIO CASUALTY CORPORATION

By:	/s/ Debra K. Crane
Name:	Debra K. Crane
Title:	Senior Vice President, General Counsel and Secretary

Date: August 24, 2007

4 of 4